EXHIBIT 2.3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of the 22nd day of July, 2002 (the "Effective Date"), by and between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation, solely on behalf and for the benefit of its Separate Account 8 known as the "Prime Property Fund" ("Seller"), and CROWN AMERICAN PROPERTIES, L.P., a Delaware limited partnership ("Purchaser").

W I T N E S S E T H:

  PURCHASE AND SALE

    Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

      that certain tract or parcel of land situated in La Crosse County, Wisconsin, more particularly described on Exhibit A attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the "Land");

      the buildings, structures, fixtures and other improvements on the Land, including specifically, without limitation, the buildings containing approximately 331,154 square feet of gross leasable area and known as "Valley View Mall" and "Valley Square" (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the "Improvements");

      all of Seller's right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property (excluding cash and proprietary software and electronic work product) used exclusively in connection with the operation of the Land and the Improvements (the property described in clause (c) of this Section 1.1 being herein referred to collectively as the "Personal Property");

      all of Seller's right, title and interest in and to all agreements listed and described on Exhibit B (the "Lease Schedule") attached hereto and made a part hereof, pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (the property described in clause (d) of this Section 1.1 being herein referred to collectively as the "Leases"); and

      all of Seller's right, title and interest in and to (i) all assignable contracts and agreements (collectively, the "Operating Agreements") listed and described on Exhibit C (the "Operating Agreements Schedule") attached hereto and made a part hereof, relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of Closing (as such term is defined in Section 4.1 hereof), including specifically, without limitation, all assignable equipment leases, (ii) all agreements (the "Mall Agreements") listed and described on Exhibit C-1 attached hereto and made a part hereof (the "Mall Agreements Schedule"), relating to the rights and obligations of Seller and the owners of the anchor parcels (the "Anchors"), (iii) all assignable existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Improvements or the Personal Property, (iv) all names, tradenames, designations, logos and service marks used in connection with the operation of the Property (the property described in this Section 1.1(e) being sometimes herein referred to collectively as the "Intangibles").

    Property Defined. The Land, the Improvements, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the "Property."

    Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II hereof (herein referred to collectively as the "Permitted Exceptions").

    Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total of FIFTY MILLION DOLLARS ($50,000,000.00) (the "Purchase Price").

    Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser prior to the Closing.

    Earnest Money. Within two (2) business days after the execution and delivery of this Agreement, Purchaser shall deposit with Chicago Title Insurance Company (the "Escrow Agent"), having its office at 5775-C Peachtree Dunwoody Road, Suite 200, Atlanta, GA 30342, Attention: Gary Whitney, the sum of One Million Dollars ($1,000,000.00) (the "Earnest Money") in good funds, either by certified bank or cashier's check or by federal wire transfer. The Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of an escrow agreement entered into among Seller, Purchaser and Escrow Agent simultaneously with the execution of this Agreement. All interest accruing on such sum shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement.

  TITLE AND SURVEY

    Title Examination; Commitment for Title Insurance. Purchaser shall have until ten (10) days prior to the expiration of the Inspection Period (defined in Section 3.1 hereof) to examine title to the Property. Seller has delivered to Purchaser an ALTA title insurance commitment (the "Title Commitment") covering the Property from Chicago Title Insurance Company (the "Title Company"), showing all matters affecting title to the Property and binding the Title Company to issue at Closing an Owner's Policy of Title Insurance in the full amount of the Purchase Price pursuant to Section 2.4 hereof, together with copies of all instruments referenced in Schedule B thereof.

    Survey. Seller has delivered to Purchaser and the Title Company an ALTA survey of the Property (the "Survey") reflecting the total area of the Property, the location of all improvements, recorded easements and encroachments, if any, located thereon and all building and set back lines and other matters of record with respect thereto.

    Title Objections; Cure of Title Objections. Purchaser shall have until ten (10) days prior to the expiration of the Inspection Period to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment or the Survey. Any item contained in the Title Commitment or any matter shown on the Survey to which Purchaser does not timely object shall be deemed a Permitted Exception. In the event Purchaser shall timely notify Seller of objections to title or to matters shown on the Survey, Seller shall have the right, but not the obligation, to cure such objections. Notwithstanding the aforesaid, Seller shall have the obligation to cure all mortgages or deeds of trust affecting the Property, as well as all monetary liens or encumbrances of an ascertainable amount. Within ten (10) days after receipt of Purchaser's notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections. If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2 hereof, Seller shall have until the date of Closing to attempt to remove, satisfy or cure the same and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed sixty (60) days after the date for Closing set forth in Section 4.1 hereof. If Seller elects not to cure any objections specified in Purchaser's notice, or if Seller is unable to effect a cure prior to the Closing (or any date to which the Closing has been adjourned), Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection; or if, having commenced attempts to cure any objection, Seller later notifies Purchaser that Seller will be unable to effect a cure thereof; Purchaser shall, within five (5) days after such notice has been given, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii).

    Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser such fee simple title to the Property as will enable the Title Company to issue to Purchaser an ALTA Owner's Policy of Title Insurance (the "Title Policy") covering the Land and Improvements, in the full amount of the Purchase Price with "extended coverage". Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following matters, which shall be deemed to be Permitted Exceptions:

      the rights of tenants, as tenants only, under the Leases and any new Leases entered into between the Effective Date and Closing and, where required, approved by Purchaser in accordance with the terms of this Agreement;

      the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing;

      local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and

      items appearing of record or shown on the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Sections 2.3 or 2.5 hereof.

    Pre-Closing "Gap" Title Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company or the Surveyor between (a) the effective date of the Title Commitment referred to above, and (b) the date on which the transaction contemplated herein is scheduled to close. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser pursuant to Section 2.3. If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically extended by a reasonable additional time to effect such a cure, but in no event shall the extension exceed sixty (60) days after the date for Closing set forth in Section 4.1 hereof.

  INSPECTION PERIOD

    Right of Inspection. During the period beginning on July 9, 2002 and ending at 5:00 p.m. (local time at the Property) on August 23, 2002 (hereinafter referred to as the "Inspection Period"), and thereafter until Closing, Purchaser shall have the right to make a physical inspection of the Property, to perform tests on the Property and to examine at such place or places at the Property, in the offices of the property manager or elsewhere as the same may be located, any operating files maintained by Seller or its property manager in connection with the leasing, maintenance and/or management of the Property, including, without limitation, the Leases, lease files, Operating Agreements, Mall Agreements, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property, engineering reports, environmental audits and similar materials, but excluding materials not directly related to the leasing, maintenance and/or management of the Property such as Seller's internal memoranda, financial projections, budgets, appraisals, accounting and tax records and similar proprietary or confidential information. Within five (5) days after the written request of Purchaser, Seller shall provide Purchaser photocopies of all Leases, Operating Agreements, Mall Agreements, environmental assessments, and any "As-Built" plans and specifications in Seller's possession. Purchaser understands and agrees that any on-site inspections or testing of the Property shall be conducted upon at least twenty-four (24) hours' prior notice, as provided in Section 10.5 hereof, to Seller and at Seller's option in the presence of Seller or its representative. Purchaser shall not contact any tenant or owner of an anchor parcel prior to Closing without prior notice to Seller. Purchaser agrees to repair any damage to the Property and to indemnify Seller against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys' fees actually incurred) damages or injuries arising out of or resulting from the inspection or testing of the Property by Purchaser or its consultants or agents, and notwithstanding anything to the contrary in this Agreement, such obligation to repair and to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement. Purchaser shall maintain and shall ensure that Purchaser's consultants maintain public liability and property damage insurance in the amount of $1,000,000 and in form and substance adequate to insure against all liability of Purchaser and its consultants, respectively, and each of its agents, employees or contractors, arising out of the inspections or testing. All inspections and testing shall occur at reasonable times agreed upon by Seller and Purchaser and shall be conducted so as not to interfere unreasonably with use of the Property by Seller or its tenants.

    Right of Termination. Seller agrees that Purchaser shall have the right to terminate this Agreement, for any reason as determined by Purchaser in its sole and absolute discretion, by giving written notice thereof to Seller prior to the expiration of the Inspection Period. If Purchaser gives such notice of termination within the Inspection Period, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. Time is of the essence with respect to the provisions of this Section 3.2. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2 and (subject to the provisions of Section 2.5) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.

    From the Effective Date until Closing or such time as Purchaser issues a termination notice as provided in Section 3.2 hereof, neither Seller, Broker (as defined in Section 8.1 hereof), nor the Designated Employees (as defined in Section 5.3 hereof) shall market the Property for sale.

  CLOSING

    Time and Place. The consummation of the transaction contemplated hereby ("Closing") shall be held at the offices of Seller's counsel, Katten Muchin Zavis Rosenman, 525 West Monroe Street, Suite 1600, Chicago, Illinois, at 10:00 a.m. on a date mutually agreed to by Seller or Purchaser, and the parties shall make reasonable efforts to complete the Closing within twenty (20) days following the expiration of the Inspection Period, but in no event shall the Closing be later than thirty (30) days following the expiration of the Inspection Period. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

    Seller's Obligations at Closing. At Closing, Seller shall:

      deliver to Purchaser a duly executed special warranty deed (the "Deed") in proper statutory recordable form, conveying the Land and Improvements, subject only to the Permitted Exceptions; the warranty of title in the Deed will be only as to claims made by, through, or under Seller and not otherwise;

      deliver to Purchaser a duly executed bill of sale conveying the Personal Property with limited warranty of title, free and clear of all liens or encumbrances except for Permitted Encumbrances, and without warranty, expressed or implied, as to merchantability and fitness for any purpose;

      assign to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the Leases by duly executed assignment and assumption agreement pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims pertaining to the Leases arising prior to Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims pertaining to the Leases arising from and after the Closing, including without limitation, claims made by tenants with respect to tenants' security deposits to the extent paid, credited or assigned to Purchaser;

      to the extent assignable, assign to Purchaser, and Purchaser shall assume, Seller's interest in the Operating Agreements, and the other Intangibles, and to assign to Purchaser and Purchaser shall assume Seller's interests in the Mall Agreements, each by duly executed assignment and assumption agreement pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims pertaining to the Operating Agreements, Mall Agreements or the other Intangibles arising prior to Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims pertaining to the Operating Agreements, Mall Agreements or the other Intangibles arising from and after the Closing;

      deliver to Purchaser such Anchor Estoppels and Tenant Estoppels (both as defined in Section 5.4(b) hereof) as are in Seller's possession;

      join with Purchaser to execute a notice in form and content reasonably satisfactory to Purchaser and Seller which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice;

      deliver to Purchaser a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under Section 5.4 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 4.6(b); if, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

      deliver to Purchaser such evidence as Purchaser's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

      deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

      deliver to Purchaser the originals (or if not available, copies) of Leases, Operating Agreements, Mall Agreements and licenses and permits, if any, in the possession of Seller or Seller's agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property. Purchaser shall cooperate with Seller for a period of seven (7) years after Closing in case of Seller's need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive the Closing;

      deliver to Purchaser possession and occupancy of the Property, including all keys, subject to the Permitted Exceptions; and

      deliver to Purchaser such evidence as Purchaser's counsel may reasonably require to evidence the termination of the Existing Agreement (as hereinafter defined); and

      deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

    Purchaser's Obligations at Closing. At Closing, Purchaser shall:

      pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price;

      join Seller in execution of the instruments described in Sections 4.2(c), 4.2(d), and 4.2(f) above;

      deliver to Seller such evidence as Seller's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

      deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

    Credits and Prorations.

      The following shall be apportioned with respect to the Property as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

        rents, if any, as and when collected (the term "rents" as used in this Agreement includes all payments due and payable by tenants under the Leases);

        general real estate taxes and assessments levied against the Property for the year 2002 ("Taxes");

        payments under the Operating Agreements;

        gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing;

        any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located; and

        payments under the Mall Agreements, if any.

      Notwithstanding anything contained in the foregoing provisions:

        At Closing, (A) Seller shall, at Seller's option, either deliver to Purchaser any security deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not applied against delinquent rents or otherwise as provided in the Leases), and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at Seller's option, Seller shall be entitled to receive and retain such refundable cash and deposits.

        If the amount of the 2002 Taxes is not known at Closing, Taxes shall be prorated based upon an estimate of $1,407,504. To the extent that the actual 2002 Taxes differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following issuance of the final tax bills.

        Charges referred to in Section 4.4(a) above which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller.

        Any discounts for the prepayment paid by Seller of any taxes, water rates or sewer rents shall be prorated at Closing.

        As to gas, electricity and other utility charges referred to in Section 4.4(a)(iv) above, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller's obligation to pay such item directly in such case shall survive the Closing.

        Purchaser shall be responsible for the payment of (A) all Tenant Inducement Costs (as hereinafter defined) and leasing commissions which become due and payable (whether before or after Closing) (1) as a result of any Amended Leases (as hereinafter defined), approved or deemed approved in accordance with Section 5.4 hereof, between July 9, 2002 and the date of Closing, and (2) under any new Leases, approved or deemed approved in accordance with Section 5.4 hereof, entered into between July 9, 2002 and the date of Closing, and (B) all Tenant Inducement Costs which become due and payable from and after the date of Closing. Except as set forth above, Seller shall be responsible for the payment of any other leasing commissions or management fees which become due and payable pursuant to the Existing Agreement. If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. For purposes hereof, the term "Tenant Inducement Costs" shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, and design and refurbishment allowances. The term "Tenant Inducement Costs" shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the date of Closing.

        Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser after the date of Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. In the event that there shall be any rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as reimbursements for real estate taxes and year end common area expense reimbursements and the like), then any rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller's portion thereof shall be remitted promptly to Seller by Purchaser. Purchaser shall send to the tenants no later than April 30, 2003, the year 2002 reconciliation of common area maintenance charges and real estate taxes.

        With respect to percentage rents, upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports received from tenants relative thereto, including, without limitation, all sales reports with respect to any tenants whose lease years have expired as of the Closing but whose sales reports were not available on Closing and sales reports of any tenants whose lease year expires after the Closing, and the amount of any percentage rents payable by any tenant in accordance with such tenant's Lease. Purchaser shall pay to Seller a pro-rata portion of such percentage rents, based upon apportionment being made as of the Closing, promptly after the date when such percentage rents are received from the tenant, subject to Purchaser's audit rights as landlord under any such Lease, and such other delays as may be reasonably necessary to avoid an accord and satisfaction claim by any such tenant.

      The provisions of this Section 4.4 shall survive Closing.

    Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction (b) the fee for the title examination and the Title Commitment and the premium for the Owner's Policy of Title Insurance (with extended coverage) to be issued to Purchaser by the Title Company at Closing; (c) one-half (1/2) of the cost of the Survey; (d) the transfer tax imposed by the State of Wisconsin; and (e) one-half (1/2) of any escrow fee which may be charged by the Escrow Agent or Title Company. Purchaser shall pay (v) the fees of any counsel representing Purchaser in connection with this transaction; (w) the fees for recording the deed conveying the Property to Purchaser; (x) the cost of any endorsements to the Owner's Policy of Title Insurance requested by Purchaser; (y) one-half (1/2) the cost of the Survey; and (z) one-half (1/2) of any escrow fees charged by the Escrow Agent or Title Company. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

    Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

      Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

      All of the representations and warranties of Seller contained in this agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Purchaser).

      Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

      Seller shall have received and provided to Purchaser the Anchor Estoppels (as defined in Section 5.4(c)) and a Tenant Estoppel (as defined in Section 5.4(b) from tenants which lease at least seventy percent (70%) of the occupied rentable square footage of the Improvements. In the event that Seller is unable to deliver the applicable percentage of Tenant Estoppels as provided above, at Seller's option, this condition shall be deemed satisfied by Seller executing and delivering at Closing in favor of Purchaser, on behalf of any one or more tenants which shall have failed to provide the required Tenant Estoppel an estoppel certificate in substantially the form attached hereto as Exhibit E (a "Seller Estoppel"); provided, that Seller's liability under any such Seller Estoppel so executed and delivered by Seller shall cease and terminate upon the earlier to occur of (i) the receipt by Purchaser following the Closing of a duly executed Tenant Estoppel from the applicable tenant, or (ii) one hundred eighty (180) days following the Closing.

      The following tenant Leases or Mall Agreements shall be in full force and effect and Seller shall have received no notice of termination from said tenants or owners of anchor parcels as of the date of Closing:

        All Anchors, and

        J.C. Penney, Inc.

    In the event any of the foregoing conditions are not fulfilled or waived by Purchaser by Closing, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser.

    Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

      Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

      Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

      All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

      Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

  In the event any of the foregoing conditions are not fulfilled or waived by Seller by Closing, this Agreement shall terminate and the Earnest Money shall be retained by Seller.

  REPRESENTATIONS, WARRANTIES AND COVENANTS

    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:

      Organization and Authority. Seller has been duly organized and is validly existing under the laws of the State of New York. Seller has the full right and authority to enter into this Agreement and, subject to the provisions of Section 10.6 hereof, to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The persons signing this Agreement on behalf of Seller are authorized to do so.

      Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.

      Leases. Seller is the lessor or landlord or the successor lessor or landlord under the Leases. Except as set forth in the Lease Schedule, there are no other leases or occupancy agreements to which Seller is a party affecting the Property. Except as otherwise set forth in the Leases, no presently effective rent concessions have been given to any tenants and no rent has been paid in advance by any tenants respecting a period subsequent to the Closing. Except as disclosed to Purchaser, no tenants have asserted in writing any claims, defenses or offsets to rent accruing from and after the date of Closing. To Seller's knowledge, except as disclosed to Purchaser, no material default, delinquency or breach exists on the part of any tenant. There are no material defaults or breaches on the part of Seller, as landlord under any Lease. In the event that any Tenant Estoppel delivered to Purchaser with respect to any Lease shall contain any statement of fact, information or other matter which is inconsistent with the matters stated in Seller's representations in this Section 5.1(c), the Tenant Estoppel shall control and Seller shall have no liability for any claim based upon a breach of representation regarding such statement of fact, information or other matter contained in the Tenant Estoppel. Notwithstanding anything to the contrary contained in this Agreement, Seller does not represent or warrant that any particular Lease will be in force or effect at Closing or that the tenants under the Leases will have performed their obligations thereunder. The termination of any Lease prior to Closing by reason of the tenant's default shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

      Lease Brokerage. There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property other than the Existing Agreement.

      No Violations. Seller has not received prior to the Effective Date any written notification from any governmental or public authority (i) that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated or (ii) that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated.

      Taxes and Assessments. True and complete copies of the most recent real estate tax bills for the Property have been delivered to Purchaser.

      Condemnation. No condemnation proceedings relating to the Property are pending or to Seller's knowledge, threatened.

      Insurance. Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property that have not been cured or repaired.

      Environmental Matters. Except as set forth in any environmental assessment reports in Seller's possession and which shall be disclosed to Purchaser or as otherwise disclosed to Purchaser, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of environmental statutes, ordinances or regulations affecting the Property. As used herein, "Hazardous Substances" means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as "CERCLA"), as amended, the Superfund Amendments and Reauthorization Act (commonly known as "SARA"), the Resource Conservation and Recovery Act (commonly known as "RCRA"), or any other federal, state or local legislation or ordinances applicable to the Property.

      Seller has no employees or agreements with any employees who will continue performing services after Closing in connection with the operation and management of the Property.

    Knowledge Defined. References to the "knowledge" of Seller shall refer only to the actual knowledge of the Designated Employees (as hereinafter defined) of Lend Lease Real Estate Investments, Inc. ("Lend Lease"), Seller's asset manager, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, Lend Lease or any affiliate of either of them, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or Lend Lease or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term "Designated Employees" shall refer to Neal Stump, Principal.

    Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(g) hereof, shall survive Closing for a period of one hundred eighty (180) days. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than One Hundred Twenty-Five Thousand Dollars ($125,000), in which event the full amount of such claims shall be actionable, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said One Hundred Eighty (180) day period and an action shall have been commenced by Purchaser against Seller within Two Hundred Seventy (270) days of Closing. Notwithstanding anything to the contrary contained herein, the liability of Seller for a breach of representations and warranties shall not exceed One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) in the aggregate.

    Covenants of Seller. Seller hereby covenants with Purchaser as follows:

      From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall maintain its existing insurance coverage with respect to the Property, and Seller shall otherwise use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof.

      Seller shall use reasonable efforts (but without obligation to incur any cost or expense other than a de minimis amount) to obtain and deliver to Purchaser prior to Closing, a written estoppel certificate in the form of Exhibit D attached hereto and made a part hereof signed by each tenant occupying space in the Improvements. The signed certificates are referred to herein as the "Tenant Estoppels".

      Seller shall use reasonable efforts (but without obligation to incur any cost or expense other than a de minimis amount) to obtain and deliver to Purchaser prior to Closing, a written estoppel certificate containing the information required by the terms of the Mall Agreements signed by each owner of any anchor parcel with respect to the Mall Agreements applicable to such owner and to obtain and deliver to Purchaser prior to Closing a written estoppel certificate containing the information required by the terms of the J.C. Penney Lease signed by J.C. Penney. The signed certificates are referred to herein as the "Anchor Estoppels".

      A copy of any renewal, expansion, amendment or other modification of an existing Lease or Mall Agreement ("Amended Lease") or of any new Lease which Seller wishes to execute between the Effective Date and the date of Closing will be submitted to Purchaser prior to execution by Seller. Purchaser agrees to notify Seller in writing within five (5) business days after its receipt thereof of either its approval or disapproval, including all Tenant Inducement Costs and leasing commissions to be incurred in connection therewith. Purchaser is expressly under no obligation to approve an Amended Lease or new Lease. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the five (5) day time period for such purpose set forth above, such failure shall be deemed the approval by Purchaser. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs or leasing commissions, incurred by Seller pursuant to an Amended Lease or a new Lease approved (or deemed approved) by Purchaser.

      Seller will notify Purchaser of any of the following matters which occur from the Effective Date hereof until the Closing or earlier termination of this Agreement; (i) written notices of default received or given by Seller with respect to any Lease, any Operating Agreement or any Mall Agreement, (ii) material litigation commenced by Seller, or litigation of which Seller has received written notice commenced or threatened against Seller, with respect to the Property (other than litigation covered by insurance as to which the insurer has been notified on a timely basis and has not disclaimed liability), (iii) written notices of condemnation proceedings commenced or threatened against all or any portion of the Property received by Seller, (iv) casualty losses to the Property, and (v) written notices received from any governmental or quasi-governmental authority that there are any violations of environmental statutes, ordinances or regulations affecting the Property.

      Seller shall terminate that certain management agreement dated February 14, 1997, by and between Seller and Jones Lang LaSalle Americas, Inc., effective as of Closing (the "Existing Agreement").

      Seller shall not terminate any Lease or Mall Agreement prior to Closing by reason of any tenant's or any anchor parcel owner's default without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

      Purchaser has or by the expiration of the Inspection Period will have the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser's obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

      There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

    Survival of Purchaser's Representations and Warranties. The representations and warranties of Purchaser shall survive Closing for a period of one hundred eighty (180) days.

    Covenants of Purchaser. Purchaser hereby covenants with Seller that Purchaser shall, in connection with its investigation of the Property during the Inspection Period, inspect the Property for the presence of Hazardous Substances (as defined in Section 5.1(i) hereof), and shall furnish to Seller copies of any reports received by Purchaser in connection with any such inspection. Purchaser hereby assumes full responsibility for such inspections and, except for claims based on representations or warranties contained in Section 5.1(i), irrevocably waives any claim against Seller arising from the presence of Hazardous Substances on the Property. Purchaser shall also furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser's behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act ("ADA"), 42 U.S.C. Section 12101, et seq., if applicable).

  DEFAULT

    Default by Purchaser. If Purchaser defaults for any reason other than Seller's default or the permitted termination of this Agreement by either Seller or Purchaser as herein expressly provided, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof.

    Default by Seller. In the event that Seller fails to consummate this Agreement for any reason other than Purchaser's default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligation to execute the documents required to convey the Property to Purchaser, as required under this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller's default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which Closing was to have occurred.

  RISK OF LOSS

    Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not "major" (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller's option, assigns to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question (including, without limitation, business interruption or rent insurance proceeds). In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

    Major Damage. In the event of a "major" loss or damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Earnest Money shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within fifteen (15) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller's option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question (including, without limitation, business interruption or rent insurance proceeds). In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

    Definition of "Major" Loss or Damage. For purposes of Sections 7.1 and 7.2, "major" loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Two Million and No/100 Dollars ($2,000,000.00), or (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

  COMMISSIONS

    Brokerage Commissions. Each party represents to the other that there has been no broker or finder engaged in connection with the sale of the Property other than Granite Partners, L.L.C. (the "Broker"). Seller agrees to pay any fee payable to Broker pursuant to a separate agreement between Seller and Broker. Each party agrees that should any claim be made for brokerage commissions or finder's fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing.

  DISCLAIMERS AND WAIVERS

    No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

    DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER'S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S PARTNERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S PARTNERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY EXCLUDING ANY CLAIM PURCHASER MAY HAVE AGAINST SELLER IF SELLER BREACHED ITS REPRESENTATIONS UNDER SECTION 5.1(i) AND PURCHASER TIMELY ASSERTED SUCH A BREACH. EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER IN THIS AGREEMENT, PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER, OTHER THAN ANY CLEAN-UP, REMOVAL OR REMEDIATION REQUIRED FROM AN ENVIRONMENTAL CONDITION FIRST ARISING DURING THE PERIOD AFTER THE END OF THE INSPECTION PERIOD AND PRIOR TO CLOSING, AND CAUSED BY AN ACT OR OMISSION OF SELLER.

    Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property takes into account that the Property is being sold subject to the provisions of this Article IX. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.

  MISCELLANEOUS

    Confidentiality. Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the directors, trustees, employees, consultants, accountants and attorneys of Purchaser provided that such persons agree in writing or otherwise to treat such data and information confidentially. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein, as requested by Seller in writing (such written request from Seller shall be given no later than five (5) business days after the date of any such termination or Purchaser's failure to perform). It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Earnest Money to Purchaser, such Earnest Money shall not be returned to Purchaser unless and until Purchaser has fulfilled its obligation to return to Seller the materials described in the preceding sentence. Upon Purchaser's compliance with the return of the materials described herein, Seller shall deposit the Earnest Money, or cause the Earnest Money to be deposited with Purchaser, in good funds, either by certified check, cashier's check or by federal wire transfer within two (2) business days. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing. This Section 10.1 shall specifically exclude information or material which (i) was or becomes available to the general public other than as a result of a disclosure by Purchaser or its representatives, (ii) was or becomes available to Purchaser or its representatives on a non-confidential basis from a source other than Seller or its advisors provided such source is not known to Purchaser or its representatives to be bound by a confidentiality agreement with Seller, or otherwise prohibited from transmitting information to Purchaser or its representatives by a contractual, legal or fiduciary obligation or (iii) was within the possession of Purchaser prior to its being furnished to Purchaser or its representative by or on behalf of Seller, provided that the source of such information was not bound by a confidentiality agreement with Seller or otherwise prohibited from transmitting the information to Purchaser or its representative by a contractual, legal or fiduciary obligation, or (iv) as otherwise required by law.

    Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel.

    Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

    Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion, provided that Purchaser shall have the right to assign its rights under this Agreement to a subsidiary or affiliate of Purchaser, without the approval of Seller.

    Notices. Any notice pursuant to this Agreement shall be given in writing by (a) reputable overnight delivery service with proof of delivery, or (b) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (c) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

    If to Seller:

    c/o Lend Lease Real Estate Investments, Inc.

    3424 Peachtree Road, N.E.

    Suite 800

    Atlanta, Georgia 30325

    Attn.: Beth Reaves

    TELECOPY: 404-848-8905

    with a copy to:

    Lend Lease Real Estate Investments, Inc.

    3424 Peachtree Road

    Suite 800

    Atlanta, Georgia 30326

    Attn.: Neal Stump

    TELECOPY: 404-848-2683

    and to: Katten Muchin Zavis Rosenman

    525 West Monroe Street

    Suite 1600

    Chicago, Illinois 60661

    Attn.: Ira J. Swidler, Esq.

    TELECOPY: (312) 577-8671

    If to Purchaser: Crown American Properties, L.P.

    Pasquerilla Plaza

    Johnstown, Pennsylvania 15901

    Attn: Terry L. Stevens, Executive

    Vice President and Chief Financial Officer

    TELECOPY: (814) 533-4661

    with a copy to: Crown American Properties, L.P.

    Pasquerilla Plaza

    Johnstown, Pennsylvania 15901

    Attn.: Legal Department

    TELECOPY: (814) 535-9431

    Binding Effect. This Agreement shall not be binding in any way upon Seller unless and until (a) Seller shall execute and deliver the same to Purchaser, (b) each stage of Seller's investment approval process has approved this transaction, and (c) Lend Lease's Investment Committee has thereafter given its written approval thereof. If Seller has not given Purchaser written notice (the "Approval Notice") of such approvals on or before the expiration of the Inspection Period (the "Approval Deadline"), or if prior to the Approval Deadline Seller notifies Purchaser in writing that this Agreement has been disapproved by the persons or entities referred to in clauses (b) or (c) of the preceding sentence, then this Agreement shall be deemed terminated and Purchaser shall be entitled to the return of the Earnest Money. It is understood and agreed that at each stage of Seller's investment approval process, Seller or its investment advisor, shall each have the right, in its unfettered discretion, to disapprove the transaction contemplated by this Agreement for any reason whatsoever, without obligation thereafter to proceed to the next stage of Seller's investment approval process. Seller's approval of this Agreement shall be evidenced only by both Seller's execution of this Agreement and Seller's sending of the Approval Notice to Purchaser prior to the Approval Deadline and, accordingly, Purchaser acknowledges and agrees that Purchaser cannot and will not rely upon any other statement or action of Seller or its representatives as evidence of Seller's approval of this Agreement or the subject matter hereof.

    Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

    Tenant Notification Letters. Purchaser shall deliver to each and every tenant of the Property under a Lease thereof a signed statement acknowledging Purchaser's receipt and responsibility for each tenant's security deposit (to the extent delivered by Seller to Purchaser at Closing), if any, all in compliance with and pursuant to the applicable provisions of applicable law. The provisions of this paragraph shall survive Closing.

    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local time.

    Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

    Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

    Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 10.12 shall survive Closing.

    Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

    Applicable Law. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state in which the Property is located. Purchaser and Seller agree that the provisions of this section 10.15 shall survive the Closing of the transaction contemplated by this Agreement.

    No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

    Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

      Exhibit A - Legal Description of the Land

      Exhibit B - Lease Schedule

      Exhibit C - Operating Agreements Schedule

      Exhibit C-1 Mall Agreements

      Exhibit D - Tenant Estoppel Form

      Exhibit E - Seller Estoppel Form

    Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

    Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

    Limited Recourse to Seller.

          Notwithstanding anything to the contrary in this Agreement or in any document delivered by Seller in connection with the consummation of the transaction contemplated hereby, it is expressly understood and agreed that The Equitable Life Assurance Society of the United States is acting solely on behalf and for the benefit of Separate Account 8 (Prime Property Fund) and Seller's liability shall be limited to, and payable and collectible only out of, assets allocated to, or held by Seller for the benefit of, Separate Account 8 (including, without limitation, the Property) and no other property or asset of Seller or of any of Seller's directors, officers, employees, shareholders, contractholders or policyholders, shall be subject to any lien, levy, execution, setoff or other enforcement procedure for satisfaction of any right or remedy of Purchaser in connection with the transaction contemplated hereby. The provisions of this Section 10.21 shall survive the Closing.

          Notwithstanding anything to the contrary in this Agreement or in any document delivered by Purchaser in connection with the consummation of the transaction contemplated hereby, it is expressly understood and agreed that Crown American Realty Trust is the sole general partner of Purchaser. The name and designation Crown American Realty Trust is the name of the Trust and the collective designation of the Board of Trustees from time to time under the Declaration of Trust, amended and restated as of August 6, 1993, and as may be further amended and/or restated. All persons dealing with Crown American Realty Trust must look solely to Purchaser's assets for the enforcement of any claims against Crown American Realty Trust, as neither the Trustees, officers, agents or shareholders of Crown American Realty Trust assume any personal liability for obligations entered into by Crown American Realty Trust by reason of their status as said trustee, officer, agent or shareholder.

    The parties agree that neither this Agreement nor any memorandum or notice hereof shall be recorded or filed in any public records.

    Survival. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: 3.1; 4.2(j); 4.4; 5.3; 5.6; 8.1; 9.3; 10.1; 10.8; 10.12; 10.15; and 10.21.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, solely on behalf and for the benefit of its Separate Account 8 known as the "Prime Property Fund"

By: /s/ Elizabeth E. Reaves

Name: Elizabeth E. Reaves ______

Title: Vice President__________________

PURCHASER:

CROWN AMERICAN PROPERTIES, L.P., a Delaware limited partnership

By: Crown American Realty Trust, its sole general partner

By: /s/ Terry L. Stevens

Name: Terry L. Stevens

Title: Executive Vice President and Chief

Financial Officer